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Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Danielle Jany (314-694-2478)

MONSANTO REVISES FULL-YEAR 2008 EARNINGS PER SHARE GUIDANCE BASED ON BETTER THAN ANTICIPATED RESULTS FOR SEEDS AND TRAITS

ST. LOUIS (Sept. 16, 2008) – Monsanto Company (NYSE: MON) raised its fiscal year 2008 ongoing earnings per share (EPS) guidance to a range of $3.58 to $3.60, and revised its reported EPS guidance to a range of $3.49 to $3.51, compared with its previously announced EPS guidance of $3.37 on an ongoing basis, and $3.63 on an as reported basis, Monsanto’s Chief Financial Officer Terry Crews, will tell investors today.  The change in ongoing earnings reflected higher-than-expected sales and gross profit in the company’s seeds and traits business and its Roundup® and other glyphosate-based herbicide business. (For a reconciliation of ongoing EPS, see note 1.)
The change in as reported guidance for the year now reflects the effect of income from discontinued operations, the Solutia settlement and in process research and development from the
De Ruiter acquisition. The ongoing EPS represents approximately 80 percent growth over last year’s ongoing EPS of $1.99, and last year’s reported EPS of $1.79 had even greater growth. Previous guidance and 2007 EPS have been adjusted to reflect discontinued operations of Monsanto’s dairy business.
Monsanto now expects its seeds and genomics segment will generate above $3.8 billion in gross profit for its 2008 fiscal year, up from the earlier expectation of $3.7 billion, representing a growth rate of more than 25 percent compared with 2007 gross profit. The increased expectation for segment gross profit reflects higher than expected sales from the company’s corn, soybean and vegetable platforms. Crews will indicate that Monsanto’s Roundup® and other glyphosate-based herbicides business is on track to be above $1.9 billion of gross profit for the 2008 fiscal year, ahead of the previous forecast.
“The fundamentals of agriculture and our businesses are strong and getting stronger,” Crews said. “We continue to see strong adoption of our branded seed products, growing use of our trait technologies globally and remain focused on introducing new game-changing technologies for farmers that can increase yields and improve their productivity. We are committed to delivering innovative tools that can deliver value to farmers.”
Crews will also note that for the 2008 fiscal year, the company’s corn business should exceed $2 billion in gross-profit generation for the first time. For 2009, Crews will reiterate that Monsanto expects the corn business to grow by 25-30 percent, propelling the company’s expanding seeds-and-traits opportunity.
    Crews will deliver his remarks as part of a presentation at the Bank of America 38th Annual Investment Conference held in San Francisco. Crews’s presentation is scheduled for 4 p.m. CT today. Presentation slides and a simultaneous audio webcast will be available through the investor section of Monsanto’s website at www.monsanto.com/investors.
“We’ve seen exceptional growth across the breadth of our portfolio in 2008, which sets up our opportunity in 2009,” Crews said. “From this momentum, we intend to continue to grow the footprint of our branded seeds and traits business globally, which will drive our overall company growth going forward.”
During Crews’s presentation, he will also announce that Monsanto’s guidance for free cash for fiscal year 2008 is now at approximately $750 million, compared with previous guidance of $550 million. Higher collections from accounts receivable and customer prepayments contributed to the increase in free cash flow. The company’s free cash flow guidance for the 2008 fiscal year reflects the cash effect of Monsanto’s acquisitions of the De Ruiter vegetable seed business and the Semillas Cristiani Burkard corn seed business.
The company expects net cash provided by operating activities to be approximately $2.8 billion, and net cash required by investing activities to be approximately $2 billion for fiscal year 2008. Net cash required by financing activities is expected to be approximately $100 million for fiscal year 2008.  (For a reconciliation of free cash flow, see note 2.)

Demand-driven Ag Environment
Later this week, Monsanto’s Executive Vice President Carl Casale will be speaking at the Credit Suisse Chemical and Ag Science Conference held in New York City. As part of his presentation, Casale will address how Monsanto continues to set itself apart by its innovation and execution, in a demand-driven environment, creating new momentum and opportunity as the company begins its 2009 fiscal year.
Casale will discuss that Monsanto sees expanding prospects in the demand-driven ag environment. The company has stated that the world needs more grain and has responded with its own commitment to sustainably double yields in the company’s key crops, which is core to the continuing business opportunity ahead.
“Doubling yield is a business proposition that rewards both farmers and shareowners,” Casale said. “We’re creating new value that leads to a sustainable opportunity to grow the business year in and year out.”
Casale will highlight an example of innovation delivered in corn, where over the last decade, the average U.S. corn yields have improved by 32 bushels per acre because of yield-enhancing technology including improved seed and new biotech traits. These innovations have created a return of approximately $3.50 for every dollar a farmer spends on corn seed and traits.
    “Our business model is one of innovation based on increasing yields and productivity for farmers worldwide,” Casale said. “As we continue to deliver innovation, our opportunity gets larger. Simply stated, there is substantial growth still to come. We’re poised to launch multiple game-changing platforms that will rewrite productivity per acre and create compelling business opportunity for us into the next decade.”

Webcast information
Presentation slides and a simultaneous audio webcast of the presentations will be available through the investor section of Monsanto’s website at www.monsanto.com/investors. Crews’s presentation is scheduled for 4 p.m. CT today, and Casale’s is scheduled for 11 a.m. CT on Sept. 18. Following the live broadcasts, a replay of the webcasts will be available for two weeks through this same link.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.

Monsanto Company Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning Monsanto's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent report on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

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Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.	Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2008 Target	Previous Fiscal Year 2008 Guidance(A)	Fiscal Year 2007 Actual(A)
Diluted Earnings per Share	$3.49 - $3.51	$3.63	$1.79
Income on Discontinued Operations	$(0.03)	$(0.03)	$(0.14)
In-Process R&D Write-Off Related to the De Ruiter Acquisition	$0.35	—	—
In-Process R&D Write-Off Related to Delta & Pine Land Acquisition	—	—	$0.34
Solutia Claim Settlement	$(0.23)	$(0.23)	—
Diluted Earnings per Share from Ongoing Basis	$3.58 - $3.60	$3.37	$1.99
(A)	Previous 2008 guidance and fiscal year 2007 results are updated to reflect discontinued operations of Monsanto’s dairy business.

2.	Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities.

	Fiscal Year 2008 Target	Fiscal Year 2007 Actual
Net Cash Provided by Operating Activities	$2,785	$1,854
Net Cash Required by Investing Activities	$(2,035)	$(1,911)
Free Cash Flow	$ 750	$(57)
Net Cash Required by Financing Activities	$(100)	$(583)

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